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                                  EXHIBIT 5(b)

          The registrant hereby undertakes that it will submit or has submitted the plan and any amendment thereto to the Internal Revenue Service ("IRS") in a timely manner and has made or will make all changes required by the IRS in order to qualify the plan.


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